CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 27 to the Registration Statement (Form N-1A Nos. 333-148652 and 811-22169) of our report dated May 23, 2018 on the financial statements and financial highlights of Dreyfus Institutional Preferred Government Money Market Fund (one of the series comprising Dreyfus Institutional Reserves Funds) (the “Fund”) included in the Fund’s annual report for the period ended March 31, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

July 25, 2018